SPONSORSHIP & SERVICES AGREEMENT

This agreement ("Agreement"), dated as of March 7, 2003 is entered into by and between Hansen Beverage Company, 1010 Railroad Street, Corona, CA 92882, Attn:
Mark Hall and Rodney Sacks ("Sponsor"), and C.C.R.L., LLC, c/o Vans, Inc., 15700 Shoemaker Avenue, Santa Fe Springs, CA 90670, Attn: Craig Gosselin, Esq. ("Company").

     1. Term: The term of this Agreement (the "Term") shall run from the date of signature hereof through December 31, 2003, including, without limitation, over the entire North American summer leg of the Vans Warped Tour '03 (the "Tour"). Each concert date of the Tour performed in North America shall be referred to herein as a "Tour Date". The Tour is expected to have Tour Dates in not less than 42 different markets.

     2. Sponsorship Fee:

     (a) Sponsor shall pay to Company a sponsorship and services fee (the "Fee") of $____ as follows: (i) $____ on or before April 30, 2003; (ii) $____ on or before June 30, 2003; and (iii) $____ on or before August 15, 2003.

     (b) (i) Sponsor shall provide reasonable quantities of the Sponsor branded product described below (collectively, the "Product") at each Tour Date during the Term up to the maximum amounts indicated below:

         (A) up to ____ cases of assorted water product;
         (B) up to ____ cases of assorted soda/juice product; and
         (C) up to ____ cases of "Monster Energy"/Hansens energy product.

Company shall advise Sponsor of the adjusted quantities required from time to time in accordance with reasonable demand and usage thereof. During each year of the Tour, Sponsor shall deliver the Product, at its sole cost and expense, to no fewer than ____ venues, to be mutually designated by Company and Sponsor. Sponsor shall hire, pay and be solely responsible for one individual (the "Product Manager"), who shall be approved by Tour (such approval not to be unreasonably withheld) and who shall travel with the Tour and be responsible for the general disbursement of the Product, including stocking daily supplies of beverages at all tour stages. Notwithstanding the foregoing, Company shall provide transportation, lodging and meals for the Product Manager in accordance with subparagraph 5(f) below.

     (ii) Sponsor shall have the option to provide additional Product for the kick-off party for the Tour, at Sponsor's sole cost and expense. If Sponsor intends to exercise such option, Sponsor shall notify Company by no later than March 15, 2003.

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     (iii) At either  party's  request,  Sponsor and Company  shall  discuss the terms upon which Company and Sponsor may agree for Sponsor to provide additional Product to the Tour for use by artists and athletes backstage at the Tour and on artist and athlete buses, including reimbursement of Sponsor's actual costs therefore.

     2A. Option: Provided that Company conducts the North America summer leg of the Vans Warped Tour in 2004 (the "2004 Tour") in substantially the same manner as the Vans Warped Tour '03, Sponsor shall have an option (the "Option") to be a Sponsor for the 2004 Tour on the same terms as apply herein with respect to the Tour (including without limitation with respect to subparagraph 2(b) above and paragraph 3 below), except that:

     (a) in lieu of the fee provided for in subparagraph 2(a) above, Sponsor shall pay Company a Fee with respect to the 2004 Tour in the amount of $____, as follows: (i) $____ on or before March 31, 2004, (ii) $____ on or before April 30, 2004; (iii) $____ on or before June 30, 2004; and (iv) $____ on or before August 15, 2004; and

     (b) if Company does not conduct the Ernie Ball Promotion (as defined in subparagraph 5(h) below) in 2004 in substantially the same manner as in 2003, Company shall provide Sponsor with participation in another promotion of comparable value on the Tour.

Sponsor may exercise the Option by giving notice to Company at any time on or prior to October 31, 2003.

     3. Sponsorship/Nonexclusivity:

     (a) Sponsor shall be an Associate Level sponsor for the Tour.

     (b) Sponsor acknowledges and agrees that Sponsor is not the sole or exclusive sponsor of the Tour or any particular Tour event, and that Company shall be entitled to permit other persons or entities to act as sponsors of the Tour and/or any particular Tour event, or to refrain therefrom, in its sole discretion. Notwithstanding the foregoing, during the Term Sponsor shall have exclusivity for and be the exclusive sponsor for all beverages, excluding only "Yoo-Hoo" brand drinks, and which exclusivity includes, but is not limited to, all beverages in the in the "energy drink", "sports drink", "carbonated soft drink", "juice", "flavored water" and "water" categories and shall have the exclusive right during the Term to be known as the "Official Beverage of the Vans Warped Tour 2003."

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     4. Control of Tour:  Sponsor  acknowledges that Company shall have sole and exclusive control over the concert performances, athletic exhibitions, and all other aspects of the Tour.

     5. Sponsor's Promotional Entitlement:

     (a) Sponsor shall be entitled to the following:

     (i) Provided that Sponsor approves Company ad mats by March 15, 2003, Company shall include the name and/or logo of Sponsor for both the "monster" and Hansen's brands (both of which are referred to together as the "Mark") in substantially all full-page print advertisements created and/or placed directly by Company or under Company's control during the Term which relate solely to the Tour and embody the name(s) and/or logo(s) of substantially all other sponsors of the Tour. The size, style and location of the Mark in such advertisements shall be determined by Company, in its sole discretion, provided that Sponsor's logo shall be not less than approximately 25% smaller than the logo of any Title Sponsor appearing in such advertisements. The foregoing placements are expected to include, but not be limited to, placements in all co-sponsored media elements related to the Tour, including Alternative Press, Transworld (TW) Stance, TW Surf, TW BMX, TW Snowboarding, TW Skateboarding, TW Ride BMX, TW Motocross, Tour event posters and Tour press releases.

     (ii) Company shall make available to Sponsor, at Company's sole cost and expense, either one (1) full-page or two half-page, four-color advertisement(s) in the official Tour program. Sponsor shall be solely responsible for providing all materials necessary for said advertisement(s) (i.e., layout design, concept, artwork, etc.), and shall deliver same, at Sponsor's sole cost and expense, to a location to be designated by Company, no later than April 15, 2003. At Sponsor's timely request, Company shall make additional ad pages available to Sponsor on an "at cost" basis.

     (iii) Company shall conduct a street marketing campaign in select Tour markets designated by Company. Such street marketing campaigns will begin in such select markets approximately two (2) weeks prior to the date on which tickets for the Tour are first made available for sale in such market. Company shall include Sponsor's Mark on flyers and posters to be distributed as part of such marketing campaigns in high youth traffic areas and locations in the designated markets. If Sponsor desires to distribute samples of its products through such street marketing campaigns, Sponsor and Company shall agree on the terms and conditions on which Company shall provide for such distribution, including an additional charge to Company for such distribution.

     (iv) Company shall use commercially reasonable efforts to facilitate incidental radio exposure for Sponsor when such exposure may be available through cross-promotional opportunities arranged by Company. An example of such a cross-promotional opportunity would be the distribution of Sponsor furnished gift bags to key radio stations in designated Tour markets.

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     (v)  No  inadvertent  failure  to  incorporate  the  Mark  or to  otherwise reference  Sponsor in any manner or location  as  provided in this  subparagraph
5(a)  shall  be  deemed  a  breach  hereof,   provided   Company   endeavors  to
prospectively cure such failure, if possible, following the Company becoming aware thereof. Notwithstanding the foregoing, should such failure be material, Sponsor shall be entitled to an equitable reduction in the Fee.

     (b) Subject to the prior written approval of Company in each instance, which may not be unreasonably withheld or delayed, Sponsor shall have the right to identify itself as a sponsor of the Tour in its television, radio and/or print advertising; provided, however, that the Tour must in all instances be identified as the "Vans Warped Tour '03 - Presented by [TBD and TBD]", or as Company shall otherwise direct in writing.

     (c) Subject to local legal restrictions, if any, (1) Sponsor shall have the nonexclusive right to post eight (8) banners (not to exceed 2' x 6' in size) (the "Banners") containing a mutually approved design incorporating the Mark, at each concert location of the Tour, which shall be erected by Company on Sponsor's behalf at all concert locations of the Tour; and (2) Company shall apply mutually approved designs incorporating each of the Marks (including size) on the Vert Ramps for skateboarding and FMX in mutually agreed positions, which will be similar to the positions and size allocated to the previous beverage sponsor of the Tour in 2002. The specific location, placement and all other aspects of the display of the Banners shall be subject to Company's approval, provided that Company shall use commercially reasonable efforts to cause such banners o be displayed in high traffic locations at Tour venues. Sponsor shall be solely responsible for all costs and expenses associated with the creation of the Banners and materials to be applied to the Ramps and shall, at Sponsor's sole cost and expense, deliver the Banners, along with all other materials which Sponsor intends to be transported by Company in accordance with paragraph (d), below, to Company where and as directed by Company, by no later than June 1, 2003. Company shall have no liability whatsoever for any loss of or damage to the Banners posted by Sponsor at concert locations of the Tour, and shall have no obligation to return any Banners to Sponsor upon the conclusion of the Tour.

     (d) Company shall provide to Sponsor ground space approximately 20' by 20' in size or larger, if required to accommodate Sponsor's climbing wall, for an enclosed tent or other approved Sponsor experience at each concert location of the Tour (the "Sponsor Tent"), which Sponsor Tent and wall shall be provided by Sponsor. Sponsor may hang banners and conduct approved patron participation activities within the Sponsor Tent; provided, however, that none of the foregoing activities shall involve the display or distribution of footwear, snowboard boots or bindings, wearing apparel, any product on which appears the name and/or logo of the Tour (or any artwork, trademarks or service marks

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associated therewith),  or violate any rights held by other sponsors of the Tour of which Sponsor has been advised. Sponsor may also distribute approved free 4-ounce samples of Sponsor's beverages and approved promotional materials, and conduct approved free product/merchandise give-a-ways within the Sponsor Tent. All such materials and plans will be submitted by Sponsor to Company for approval by Company (and where appropriate the Venue operators) by April 20, 2003. All costs associated with the creation, operation and management of the Sponsor Tent and wall, and any activities conducted therein, including (without limitation) the set up, break down and staffing of the Sponsor Tent and wall, shall be borne solely by Sponsor, except that Company shall provide for internal transportation of the Sponsor Tent and wall, and a reasonable volume of Sponsor's property and materials used in connection therewith, from the location of the first concert of the Tour through the location of the last concert of the Tour, provided that the Sponsor Tent and wall shall fold up into a space no more than 10' by 14' and be able to fit in the back of a standard semi-truck. Company shall have no liability whatsoever for any injuries to persons, or loss or damage to property arising out of or in any way related to the Sponsor Tent, or to any property, materials, products and/or merchandise which Sponsor uses, distributes and/or exhibits in the Sponsor Tent, or otherwise, at concert locations during the Tour.

     (e) Sponsor shall not sell merchandise of any kind at Tour venues, whether in the Sponsor Tent or otherwise, without the prior written permission of Company. To the extent Company approves of Sponsor's sale of any merchandise, including but not limited to sampler compact discs, Sponsor shall be solely responsible for any and all costs and expenses relating to the creation, shipping, transportation, and vending of such merchandise. Without limiting the generality of the preceding sentence, Sponsor shall be solely responsible for any and all "hall," "vendor," and other fees or amounts charged by any promoters or venue operators in connection with the sale of merchandise, and shall be obligated to pay the same fees as those paid by the artists performing on the Tour in respect of their own merchandise sales. Sponsor shall not endeavor in any way to negotiate or barter for lower "hall" or "vendor" fees than those imposed upon Company and the artists performing on the Tour.

     (f) Company shall provide daily meals, internal ground transportation to each concert location of each Tour, and nightly lodging on a Tour bus or in a hotel on off days (along with the staff and crew of the Tour) for the Product Manager and two (2) other representatives of Sponsor. In the event that Sponsor desires Company to provide daily meals, internal ground transportation and nightly lodging for additional representatives of Sponsor, Company shall provide such services for an additional fee of $____ per person for each year of the Tour, provided that Sponsor has given Company adequate notice thereof and subject to any applicable space limitations of the Tour. Sponsor shall pay Company such amount within 10 days of Sponsor's request for such additional slot. As between Company and Sponsor, Sponsor shall be solely responsible for transporting its representative to and from the first and last concert venues of the Tour, respectively. Sponsor acknowledges that Company shall have no liability for any injuries to persons or loss or damage to property arising out of or in any way related to said Tour bus (including, without limitation, theft of the Tour bus or any accident in which the Tour bus is involved), regardless of Company's culpability in connection therewith.

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

     (g) Company shall provide Sponsor with the following tickets:

     (i) twenty (20) complimentary general admission tickets for each Tour Date for use by Sponsor as trade giveaways, employee incentive or other promotional purposes. These tickets will be provided to Sponsor in bulk, approximately three
(3) weeks prior to the commencement of the Tour; and

     (ii) ten (10) Partner Privilege Passes for giveaways or employee incentives for each Tour Date. Company will work with Sponsor in select markets to provided Sponsor with additional Partner Privilege Passes.

Sponsor will be responsible for all further distribution of the foregoing tickets and passes. All tickets and passes provided to Sponsor hereunder shall be for Sponsor's business and promotional use only, and may not be resold under any circumstances.

     (h) Sponsor shall participate in the Ernie Ball "Battle of the Bands" 7 Promotion (the "Ernie Ball Promotion") in connection with the Tour in accordance with and which promotion shall be conducted substantially as set forth in Exhibit A hereto, with such modifications as may be necessary to comply with artist or venue requirements or to comply with local laws.

     (i) (A) During the period commencing on the launch of warpedtour.com (the "Tour Site") for the Tour and continuing throughout the Term, Company shall make available to Sponsor one (1) banner advertisement on the Tour Website. Such banner advertisement shall be equivalent in size to that being provided to other associate sponsors of the Tour, and such banner advertisement shall rotate among Sponsor and other Tour sponsors throughout the duration of the Term. It is anticipated that Company shall launch the Tour Website on or around February 1, 2003. Sponsor shall provide banner artwork and logo to Company promptly after its execution of this agreement.

     (B) Throughout the Term, Sponsor shall provide "click through" buttons to vans.com and the Tour Website on the home page of its primary website (the "Sponsor Website), and Company shall cause vans.com and the Tour Website to provide a "click through" button to the Sponsor Website on each such site throughout the Term.

     (j) During the Term, Sponsor shall have the right to purchase a limited amount (such amount to be mutually determined by Sponsor and Company) of Company's generally available retail products at the actual landed f/o/b price plus shipping and on an "as-is" basis. Payment for all such product shall be made to Company in advance and all such product shall be used solely for distribution to employees directly involved in the Tour or for distribution to Sponsor's employees as incentives. Such product will not be resold under any circumstances.

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     6.  Company's  Use of Sponsor's  Materials:  Except as expressly  set forth herein,  Company shall have the right,  but not the obligation,  to use the Mark
and  any  other  trade-name(s),   trademark(s)  and/or  logo(s)  of  Sponsor  in
connection with: (i) any and all advertising and promotion of the Tour; (ii) any and all Tour merchandise created and sold or otherwise distributed by Company;
(iii) any phonorecords and/or audiovisual works relating to the Tour, including (without limitation) those featuring musical, athletic and/or other performances or footage from the Tour; and (iv) any and all news items, press releases and/or other information in any media relating to the Tour.

     7. Cancellation of the Tour: In the event that, as of the conclusion of the Tour less than forty-two (42) concerts have been held, Sponsor's sole remedy shall be to receive a refund in an amount equal to the Fee multiplied by a fraction, the numerator of which fraction shall be the difference between forty-two (42) and the actual number of concerts of the Tour, and the denominator of which fraction shall be forty-two (42).

     8. Warranties/Representations/Indemnity/Insurance:

     (a) Each party represents and warrants that it has the right, power and authority to enter into this Agreement, to grant the rights granted herein and to perform the duties and obligations described herein. Sponsor represents and warrants that every person who shall perform services for or on behalf of Sponsor in connection with the Tour is at least eighteen (18) years old as of the date hereof.

     (b) Sponsor represents and warrants that it shall obtain and/or maintain adequate advertising and liability insurance policies during the Term to cover all activities undertaken by or on behalf of Sponsor in connection with the Tour, including but not limited to the operation of the Sponsor Tent and the visitation thereof by Tour patrons. Company, Vans, Inc., Codikow, Carroll, Guido & Groffman, LLP, 4 Fini Inc., Creative Artist Agency, LLC and Kevin Lyman, and all of their respective members, agents, employees, licensees and assigns, shall be named as an additional insured on each of Sponsor's insurance policies relating to injuries to persons or property including, but not limited to, comprehensive general and public liability insurance, which policies shall be free of encumbrance(s) in the amount of at least Three Million Dollars ($3,000,000.00) for personal injury and Three Million Dollars ($3,000,000.00) for property damage, and shall be issued from qualified insurance carriers currently rated A minus or better by A.M. Best Company. Sponsor shall also obtain and/or maintain appropriate Workers Compensation Insurance for all personnel providing services to or on behalf of Sponsor in connection with the Tour or who are otherwise present at Tour venues on behalf of Sponsor. Sponsor shall provide Company with certificates of each of the foregoing insurance policies no later than thirty (30) days prior to commencement of the Tour. Sponsor further warrants and represents that it shall comply with any local laws, tariffs, taxes and/or customs requirements, and shall be solely responsible for any and all payments which may be due in connection therewith.

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     (c) Company agrees to indemnify,  defend and hold Sponsor and its officers, directors, agents, representatives, shareholders and employees harmless from and against any and all claims, suits, expenses, damages or other liabilities, including reasonable attorney's fees and court costs, arising out of: (i) the breach by Company of any of the representations and warranties made by Company in this Agreement; (ii) any personal injury or property damage arising out of or in connection with the Tour; and/or (iii) any activity by or on behalf of Company in connection with the Tour; provided, however, the foregoing indemnity shall not apply to any claims, suits, expenses, damages or other liabilities, which arise out of, relate to, or are contributed to by any act or omission of Sponsor.

     (d) Sponsor agrees to defend, indemnify, and hold Company, performers engaged by Company, all other sponsors of the Tour, and all of their respective officers, directors, agents, representatives, shareholders and employees, harmless from and against any and all claims, suits, expenses, damages or other liabilities, including reasonable attorney's fees and court costs, arising out of: (i) the breach by Sponsor of any of the representations or warranties made by Sponsor in this Agreement; (ii) the use by Company, its respective agents and/or assigns, of any materials supplied by Sponsor hereunder, including (without limitation) any signage, banners, names, trademarks, service marks, trade-names or logos; and (iii) any action of any kind, including (without limitation) any action for personal injury or property damage in respect of or concerning any material, product or service offered or supplied by Sponsor hereunder or any activity occurring in or in connection with the Sponsor Tent or otherwise conducted or undertaken by or on behalf of Sponsor in connection with the Tour.

9.  Miscellaneous:

     (a) Sponsor acknowledges that all rights in and to the Tour, Company's name and logo, the name and logo of the Tour, and all artwork, trademarks, service marks and all goodwill associated therewith shall be owned and controlled exclusively by Company, and Sponsor shall have no right, title or interest therein or thereto. Similarly, Company acknowledges that all rights in and to both of the Marks and all other trademarks owned by the Sponsor, including but not limited to, the name and logos of the Sponsor and all artwork, trademarks, service marks and all goodwill associated therewith shall be owned and controlled exclusively by Sponsor, and Company shall have no right, title or interest therein or thereto

     (b) Notices by either party to the other shall be given by personal service, by registered or certified mail, return receipt requested, or by private overnight mail courier services, to the respective addresses set forth on page 1, above.

     (c) If any provision of this Agreement is declared invalid as contrary to law or public policy, the remaining provisions hereof shall continue to remain in full force and effect.

     (d) The validity, enforceability, and interpretation of this Agreement shall be determined in accordance with the laws of the State of California.

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

     (e) A waiver of a breach or default will not constitute a waiver of any terms or conditions of this Agreement or of any subsequent similar breach or default.

     (f) Except as otherwise provided in this Agreement, no representations, warranties, or guarantees of either party not contained in this Agreement shall be binding on the parties.

     (g) All Exhibits which are attached hereto are incorporated herein by reference.

     (h) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach or termination hereof shall be settled by binding arbitration conducted by JAMS/Endispute ("JAMS") in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the "Rules"). The arbitration shall be heard by one arbitrator to be selected in accordance with the Rules in Orange County, California. Judgment upon any award rendered may be entered in any court having jurisdiction thereof. Within 7 calendar days after appointment the arbitrator shall set the hearing date, which shall be within 90 days after the filing date of the demand for arbitration unless a later date is required for good cause shown and shall order a mutual exchange of what he/she determines to be relevant documents and the dates thereafter for the taking of up to a maximum of 5 depositions by each party to last no more than 2 days in aggregate for each party. Both parties waive the right, if any, to obtain any award for exemplary or punitive damages or any other amount for the purpose or imposing a penalty from the other in any arbitration or judicial proceeding or other adjudication arising out of or with respect to this Agreement, or any breach hereof, including any claim that said Agreement, or any part hereof, is invalid, illegal or otherwise voidable or void. In addition to all other relief, the arbitrator shall have the power to award reasonable attorney's fees to the prevailing party. The arbitrator shall make his or her award no later than 7 calendar days after the close of evidence or the submission of final briefs, whichever occurs later.

     (i) Neither party shall be liable for any failure of or delay in the performance of their respective obligations under this Agreement to the extent such failure or delay is due to circumstances beyond its reasonable control, including (without limitation) acts of God or a public enemy including, but not limited to floods, wars, civil disturbances, sabotage, accidents, insurrections, blockades, embargoes, storms, explosions, labor disputes and/or acts of any governmental body, nor shall any such failure or delay give either party the right to terminate this Agreement.

     (k) No breach by either party hereof shall be deemed material unless the other party shall give written notice of such purported breach to the breaching party and the breaching party has not cured such breach within seven (7) business days after receipt of such notice.

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     (l) This  Agreement  shall  not be deemed  to  create  any  joint  venture, partnership or agency between the parties hereto. It is understood that each party to this Agreement shall be independent of the other and that neither party shall have the right or authority to bind the other party.

     (m) This Agreement constitutes the complete agreement between the parties hereto on the subject matter hereof, and all prior or contemporaneous agreements between the parties, whether oral or written, shall be deemed merged herein. This Agreement may not be modified or amended except by a written instrument duly executed by the party to be charged.

     (n) Sponsor shall not have the right to assign, sell, lease, license or sublicense, in whole or in part, any of its rights or obligations hereunder, including (without limitation) Sponsor's right to post signage and hang banners at Tour concerts (including in and about the Sponsor Tent), and Sponsor's right to ground space for and to conduct activities in the Sponsor Tent at Tour concerts.


AGREED AND ACCEPTED:                        AGREED AND ACCEPTED:

C.C.R.L., LLC                               HANSEN BEVERAGE COMPANY
By:  VANS, INC., Managing Member


By: /s/CRAIG GOSSELIN                        By: /s/RODNEY C. SACKS
    ------------------------------              ---------------------------
    An authorized signatory                     Rodney C. Sacks
                                                Chief Executive Officer/Chairman

                                    EXHIBIT A

               Monster Energy / ERNIE BALL "Battle of the Bands" 7


In 2003, Sponsor's Monster Energy beverage will become an integral part of the ERNIE BALL Battle of the Bands 7 promotion (the "Promotion").


I. Monster Energy / ERNIE BALL Battle of the Bands 7 will be the largest and longest-running promotion of its kind.

II. The annual Monster Energy / ERNIE BALL Battle of the Bands will be held March through September in conjunction with and as an integral part of the 2003 Vans Warped Tour.

III. Approximately 12,000 bands have entered the competition during the past six years with hundreds of young, up-and-coming bands given the opportunity to showcase their talents, live, in front of thousands of fans.

IV. Each band's music is exposed to hundreds of thousands of music enthusiasts who vote for their favorite band on the Monster Energy / ERNIE BALL Battle Web site.

V. More than 2 million  online votes were cast during 2002's Battle of the Bands
6.

An intricate part of Monster Energy / ERNIE BALL Battle of the Bands 7 promotion is Ernie Ball's Local Heroes Mobile Stage. Designed and built by Ernie Ball's engineering and manufacturing departments in Spring 2000, the stage is completely self-contained including:

        15kV diesel generator

        30,000 watt EV sound system

        Back-line (DW Drums, Line 6 Amps, Zildjian cymbals, Hartke Bass Amps,
         Yamaha keyboards)

        Lights

        Crew

At the flick of a switch, the stage is cranking out music (set-up time is approximately 45 minutes).

Some 3,000 bands have performed on the stage to all-age crowds throughout North America.

The stage also doubles as a "traveling billboard" and has logged 94,000 miles in 27 months.

The outdoor advertising industry estimates 600 impressions per mile traveled for some 56,000,000 impressions thus far.

This stage will be named the Monster Energy / ERNIE BALL Stage on the 2003 Vans Warped Tour.



THE PROMOTION:


Monster Energy / ERNIE BALL Battle of the Bands 7

On-site Stage and Promotion

Monster Energy (Sponsor) can use the promotion's logos and marks in its promotional activities on-pack and at retail in accordance with the terms hereof.

Monster Energy logo will be prominently displayed on exterior panels of the stage and also on the marquee above the stage during all performances on the terms set forth herein.

Opportunity exists to integrate Monster Energy on-site presence at the Tour next to Monster Energy / ERNIE BALL Stage.

Logo Integration and Usage

Monster Energy logo will be prominently incorporated in Monster Energy / ERNIE BALL Battle of the Bands 7 logo artwork. Artwork will be created by Ernie Ball's award winning art department and approved by Sponsor.

Monster Energy logo will be prominently displayed on exterior panels of the stage and also on the marquee above the stage during all performances of the
Promotion in North America. The exact size, location and placement of the Monster Energy logo shall be determined by Company, in Company's sole discretion.

Company's inadvertent failure to incorporate the Monster Energy logo or to otherwise reference Sponsor in any manner or location as provided in this Exhibit A shall not be deemed a breach hereof, provided Company endeavors to prospectively cure such failure, if possible, following the Company becoming aware thereof. Notwithstanding the foregoing, should such failure be material, Sponsor shall be entitled to an equitable reduction in the Fee.

Media Exposure

Monster Energy's participation will be mentioned in all Promotion press releases.

During Battle 6 more than 55 separate press releases were sent to 1,149 news organizations in 48 markets receiving 30 confirmed hard copy printings and posts on more than 114 Web-sites.

Press releases are sent to announce contest and later to promote bands performing on the stage in each market.

Monster Energy / ERNIE  BALL Battle of the Bands 7 will be advertised in:

         Print
         Guitar World Magazine
         4 full-page, four color ads= 214,000 circulation
         Pass-around= 1.6M impressions

         Additional periodicals are being negotiated with

         Posters
         Displayed in approximately 5,500 Monster Energy retailers in North
              America.
         Average of 20 customers per day for 90 days = 9.9M  impressions


On-line

Direct Emails: Ernie Ball has access to a database of some 12,000 previous Battle of the Bands contestants with average of four (4) members per band. Subject to applicable legal restrictions and privacy policies, Ernie Ball will send a reasonable number of e-mails to such database on behalf of Sponsor during the Term. The content of such e-mails shall be subject to the approval of Ernie Ball which approval shall not be unreasonably withheld.

Monster Energy will receive one banner advertisement on www.ernieball.com for the length of Promotion.

Battle 6 (http://battle.ernieball.com/bb6/) is still live showing last year's entries. The 2002 Battle of the Bands 6 website activity included 118,000 unique visitors, 5 million page views, and 15 million hits.

Links will be provided between Monster Energy, Ernie Ball and the official Vans Warped Tour Web sites

The Finale

The Monster Energy / Ernie Ball Battle of the Bands 7 will culminate in a final competition between the top four bands at The Key Club nightclub on Sunset Boulevard in Los Angeles.

Four bands will be provided with a scholarship fund of $1,000.00 to be used for travel to Los Angeles for the final competition. Bands will be instructed: here's $1,000.00. Get yourselves to Los Angeles.

Company will create and mail a formal invite to record labels and music press to attend the competition at the Key Club

Company will record each band's performance and provide them with a high quality DVD

Company will provide a Web cast of the Key Club party / competition to be broadcast live on the Monster Energy Web-site

Monster Energy / ERNIE BALL Battle of the Bands 7 Timeline

March 2003
         Ads appear in Guitar World
         Emails campaign begin
         In-store posters are distributed
         In-packs distributed
         Monster Energy / ERNIE BALL Battle of the Bands 7 websites begins online
         registration

 May 2003
         On-line Registration ends
         Bands selected to play at Vans Warped Tour are notified and provided street-marketing information to promote
         their performance, VWT, and Monster Energy / Ernie Ball Battle of the
              Bands 7

June 15, 2003
         Monster Energy / Ernie Ball Battle of the Bands 7 online voting begins Second stage of press releases
         Street-marketing begins

June 18, 2003
         2003 Vans Warped Tour begins
         Local Heroes Mobile Stage hits the road

August 2003
         Vans Warped Tour ends

September 9, 2003
         Monster Energy / Ernie Ball Battle of the Bands online voting ends

Approximately Mid-September, 2003
         Four finalists are selected to perform at the Key Club in Los Angeles